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Exhibit 16.1

                      Letterhead of Deloitte & Touche LLP
                            1000 Wilshire Boulevard
                      Los Angeles, California 90017-2472





September 14, 1998

Securities and Exchange Commission
Mail Stop 9-5
Washington, DC 20549


We have read item 4 of Form 8-K/A of Cash Technologies, Inc., as filed with the Securities and Exchange Commission of September 14, 1998 (The Form 8-K/A) and have the following comments:

     a) We have no basis to agree or disagree with the statements in paragraph two and four.

     b) We agree the statements made in paragraph five, except we have no basis to agree or disagree with the statement "The dismissal of Deloitte & Touche LLP was recommended and approved by the Board of Directors of the Company".

     c)   We agree with the statement made in paragraph one, three and six.


Yours truly,

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP